UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2019

iStar Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STAR	New York Stock Exchange
8.00% Series D Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PD	New York Stock Exchange
7.65% Series G Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PG	New York Stock Exchange
7.50% Series I Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PI	New York Stock Exchange

ITEM 1.01	Entry into a Material Definitive Agreement.
ITEM 2.03	Creation of a Direct Financial Obligation.
ITEM 8.01	Other Events.

Issuance of Notes

On December 16, 2019, iStar Inc. (the “Company”) issued $550 million aggregate principal amount of the Company’s 4.250% Senior Notes due 2025 (the “Notes”).  The Notes were issued pursuant to a base indenture, dated as of February 5, 2001 (the “Base Indenture”), as amended and supplemented by a supplemental indenture with respect to the Notes, dated as of December 16, 2019 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”).  The Notes are unsecured, senior obligations of the Company and rank equally in right of payment with all of the Company’s existing and future unsecured, unsubordinated indebtedness.

The Notes were issued at 100% of their principal amount.  The Notes bear interest at an annual rate of 4.250% and mature on August 1, 2025.  The Company will pay interest on the Notes on each February 1 and August 1, commencing on February 1, 2020.

Prior to May 1, 2025 (three months prior to the maturity date), the Company may redeem some or all of the Notes at any time and from time to time at a price equal to 100% of the principal amount thereof, plus the applicable “make-whole” premium and accrued but unpaid interest, if any, to, but excluding, the date of redemption.  On or after May 1, 2025 (three months prior to the maturity date), the Company may redeem some or all of the Notes at any time and from time to time at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, to, but excluding, the date of redemption. In addition, prior to August 1, 2022, the Company may redeem up to 35% of the Notes using the proceeds of certain equity offerings at a redemption price equal to 104.25% of the principal amount of the Notes redeemed, plus accrued but unpaid interest, if any, to, but excluding, the date of redemption.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), each holder of the Notes has the right to require the Company to purchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued but unpaid interest, if any, to, but excluding, the date of redemption.

The Company will use the net proceeds of the sale of the Notes to fund the Tender Offer and the Redemption (each as defined below), to repay a portion of borrowings outstanding under its $650 million senior secured term loan (the "2016 Credit Agreement") and to pay any related premiums, penalties, fees and expenses in connection with the foregoing.

A copy of the supplemental indenture relating to the Notes is attached hereto as Exhibit 4.1, and is incorporated by reference herein.  The Base Indenture has been previously incorporated by reference as an exhibit to the Company’s Form S-3 filed on September 6, 2017.  A copy of the form of global note for the Notes is attached hereto as Exhibit 4.2 and incorporated by reference herein.  For a complete description of the Notes, please see the full text of the Indenture and global note.

Tender Offer Expiration, Tender Offer Settlement and Redemption of the 6.00% Senior Notes due 2022

On December 12, 2019, the Company issued a press release announcing the expiration and the results of the previously announced abbreviated cash tender offer (the "Tender Offer") for any and all of its outstanding $375 million aggregate principal amount of 6.00% Senior Notes due 2022 (the "2022 Notes"), a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference. The anticipated settlement date of the Tender Offer is December 17, 2019.

The Company expects to redeem in full the aggregate principal amount of the 2022 Notes that were not tendered and remain outstanding following the expiration of the Tender Offer (the "Redemption"). Pursuant to the terms of the indenture governing the 2022 Notes, the Redemption is expected to occur on January 6, 2020.

Certain of the underwriters of the offering of the Notes and/or their affiliates may hold a portion of the Company's 2022 Notes or are lenders under the 2016 Credit Agreement. Any underwriter or affiliate of an underwriter that is a lender under the 2016 Credit Agreement or that holds such securities will receive a portion of the proceeds from the offering of the Notes to the extent such proceeds are used in the repayment of such indebtedness.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Thirty-fourth Supplemental Indenture, dated December 16, 2019, between iStar Inc. and U.S. Bank National Association, as trustee.

4.2	Form of global certificate for the 4.25% Senior Notes due 2025 (contained in Exhibit 4.1)

5.1	Opinion of Clifford Chance US LLP regarding the legality of the Notes.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

99.1	Press Release dated December 12, 2019 announcing the expiration and the results of the Tender Offer.

104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iStar Inc.

Date:	December 16, 2019	By:	/s/ JAY SUGARMAN
Jay Sugarman Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)